Exhibit 99.1

4 Parkway North, Suite 400

Deerfield, IL 60015

www.cfindustries.com

For additional information:

Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 – cclose@cfindustries.com	847-405-2045 – mjarosick@cfindustries.com

CF Industries Terminates Tax Benefits Preservation Plan

DEERFIELD, IL — July 25, 2017 — CF Industries Holdings, Inc. (NYSE: CF) today announced that its Board of Directors has terminated the tax benefits preservation plan (the “Plan”) that it adopted on September 6, 2016. The Plan was designed to preserve the company’s ability to utilize its net operating losses and certain other tax assets that were primarily related to accelerated tax depreciation of the company’s capacity expansion projects which were placed in service in 2016.  The Plan was originally scheduled to expire on September 5, 2017.

In June, CF announced that it had received federal tax refunds of approximately $815 million due to the carryback of certain federal tax losses from the 2016 tax year to prior periods. The receipt of the federal tax refunds was earlier than CF’s previously stated expectations for the third quarter of 2017.

“Stockholders were well-served by the tax benefits preservation plan as it protected the company’s ability to utilize its tax losses and receive $815 million in federal tax refunds,” said Stephen A. Furbacher, chairman of the board, CF Industries Holdings, Inc. “With the earlier-than-expected receipt of these tax refunds, the Plan has served its intended purpose and the Board believes that it is in the best interests of the company and its stockholders to terminate the Plan at this time.”

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in the manufacturing and distribution of nitrogen products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in Canada, the United Kingdom and the United States, and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns a 50 percent interest in an ammonia facility in The Republic of Trinidad and Tobago. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

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